FORM OF
ARTICLES OF MERGER OF
FARGO ELECTRONICS, INC.
(a Minnesota Corporation)
WITH AND INTO
FARGO ELECTRONICS, INC
(a Delaware Corporation)

    Pursuant to Minnesota Statutes, § 302A.615, the undersigned, Fargo Electronics, Inc., a Minnesota corporation ("Fargo Minnesota"), and Fargo Electronics, Inc., a Delaware corporation ("Fargo Delaware"), hereby adopt the following Articles of Merger for the purpose of merging Fargo Minnesota with and into Fargo Delaware, which shall be the surviving corporation.

    1.  The Plan of Merger required by Minnesota Statutes, § 302A.615, Subdivision 1, consists of the Agreement and Plan of Merger dated as of             , 2000 (the "Plan of Merger") between Fargo Minnesota and Fargo Delaware, which are the constituent corporations, a complete copy of which is attached hereto as Exhibit A.

    2.  The Plan of Merger has been approved by a vote of the shareholders of Fargo Minnesota pursuant to Minnesota Statutes, § 302A.613, Subdivision 2 and the shareholders of Fargo Delaware.

    IN WITNESS WHEREOF, Fargo Minnesota and Fargo Delaware have, this    day of            , 2000, caused these Articles of Merger to be executed by their respective officers thereunto duly authorized.

                      FARGO ELECTRONICS, INC,
                      a Minnesota corporation
                      By:

                      Its:

                      FARGO ELECTRONICS, INC,
                      a Delaware corporation
                      By:

                      Its: